EXHIBIT 99.1


                PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: 	John D. Milton, Jr.
                Chief Financial Officer                904/396-5733


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2010

Jacksonville, Florida; February 3, 2010 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported income from continuing operations of $1,312,000 or $.42 per diluted share in the first quarter of fiscal 2010, a decrease of 32.5% compared to $1,943,000 or $.63 per diluted share in the same period last year.

Transportation segment results were lower due to reduced miles driven and lower fuel surcharges. The real estate segment's results were impacted by lower royalty revenues and lower developed property occupancy.

First Quarter Operating Results. For the first quarter of fiscal 2010, consolidated revenues were $27,500,000, a decrease of $3,344,000 or 10.8% over the same quarter last year.

Transportation segment revenues were $22,081,000 in the first quarter of 2010, a decrease of $2,901,000 over the same quarter last year. Revenue miles were down 9.2% compared to the first quarter of 2009 due to lower demand and a competitive climate. Fuel surcharge revenue decreased $1,355,000. Excluding fuel surcharges, revenue per mile increased 2.1% over the same quarter last year. The average price paid per gallon of diesel fuel decreased by $.15 or 5.6% over the same quarter in fiscal 2009.

Real Estate segment revenues for the first quarter of fiscal 2010 were $5,419,000, a decrease of $443,000 or 7.6% over the same quarter last year. Lease revenue from developed properties decreased $143,000 or 3.4% due to reduced occupancy. Royalties and rent decreased $300,000 or 18.3% due to decreased demand for mined tons and a $161,000 decrease in revenues from timber sales.

Consolidated gross profit was $6,092,000 in the first quarter of fiscal 2010, a decrease of $1,232,000 or 16.8% compared to $7,324,000 in the same period last year. Gross profit in the transportation segment decreased $788,000 or 17.0% due to reduced miles driven and lower fuel surcharges. Gross profit in the real estate segment decreased $444,000 or 16.6% due to decreased demand for tons mined and reduced occupancy of developed properties.

Selling, general and administrative expenses decreased $243,000 or 7.4% over the same quarter last year due to lower staffing and reduced company aircraft expenses partly offset by increased stock compensation expense and professional services.

The after tax income from discontinued operations for the first quarter of fiscal 2010 was $24,000 versus a loss of $196,000 for the same period last year. Diluted earnings on discontinued operations for the first quarter of fiscal 2010 was $.01 compared to a diluted loss of $.07 in the first quarter of fiscal 2009.

Summary and Outlook. Transportation segment results were lower due to reduced miles driven and lower fuel surcharges. The Company announced on January 6, 2010 that the transportation group has been unsuccessful in renewing certain contracts with significant customers recently. For the fiscal year ending


                              Continued
501 Riverside Ave., Ste 500/Jacksonville, Florida 32202/(904)396-5733


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September 30, 2009 the revenue from these customers was $10,012,000 or approximately 11.0% of transportation group revenue.

Gross profit from the leasing of developed buildings has weakened from previous levels and may weaken further as our three newer buildings brought into service in the past fifteen months continue to contribute no revenue (but now add their fair share of depreciation and maintenance expense) and expiring leases, if renewed, will likely entail rent concessions from the existing levels. Prospective tenants for vacant space are significantly fewer than in the past few years, competition for their contracts are more intense and rental rates continue to decline from existing levels. The Company is not presently engaged in the construction of any new buildings.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.

  	        PATRIOT TRANSPORTATION HOLDING, INC.
	Summary of Consolidated Revenues and Earnings (unaudited)
               (In thousands except per share amounts)


                                        Three Months
                                           Ended
                                    	December 31
                                        -----------
                                    2009             2008
                                    ----             ----

Revenues                           $27,500           30,844
Gross profit                        $6,092            7,324
Income before taxes                 $2,130            3,185
Income from continuing operations   $1,312            1,943
Income (loss) from discontinued
 operations                            $24             (196)

Net income                          $1,336            1,747

Earnings per common share:
 Income from continuing operations
           Basic                     $0.43             0.64
           Diluted                   $0.42             0.63

Income (loss) from discontinued
  operations
           Basic                     $0.01            (0.06)
           Diluted                   $0.01            (0.07)

Net income
           Basic                      $.44             0.58
           Diluted                    $.43             0.56

Weighted average common shares
 outstanding:
           Basic                     3,051            3,033
           Diluted                   3,137            3,108


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           PATRIOT TRANSPORTATION HOLDING, INC.
           Condensed Balance Sheets (unaudited)
                (Amounts in thousands)

                              December 31    September 30
                                 2009           2009
                              -----------    ------------

Cash and cash equivalents     $    12,280    $     15,803
Accounts receivable, net            5,912           5,286
Notes receivable, current           1,177           1,158
Assets of discontinued operations   1,497           1,519
Other current assets                4,895           6,117
Property, plant and equipment,
  net                             199,674         199,013
Investment in Brooksville Joint
  Venture                           7,090           6,858
Notes receivable, non-current       5,339           5,647
Other non-current assets           15,344          15,453
                               ----------    ------------
       Total Assets           $   253,208    $    256,854
                              ===========    ============

Current liabilities           $    14,866    $     18,707
Liabilities of discontinued
  operations                        3,375           3,660
Long-term debt (excluding
  current maturities)              70,741          71,860
Deferred income taxes              15,679          15,679
Other non-current liabilities       4,430           4,540
Shareholders' equity              144,117         142,408
                              -----------    ------------
  Total Liabilities and
     Shareholders' Equity     $   253,208   $     256,854

                              ===========   =============


         PATRIOT TRANSPORTATION HOLDING, INC.
           Business Segments (unaudited)
              (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                               Three Months Ended
                                   December 31
                                   -----------
                              2009            2008
                              ----            ----

Transportation Revenues     $ 22,081         24,982
Real Estate Revenues           5,419          5,862
                            --------         ------

Total Revenues              $ 27,500         30,844
                            ========         ======

Transportation Operating
   Profit                   $  1,855          2,393
Real Estate Operating Profit   2,241          2,685
Corporate Expenses            (1,054)        (1,047)
                            ---------        -------

Total Operating Profit      $  3,042          4,031
                            ========          =====



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The Company will also host an earnings conference call at 10:00
a.m. E.S.T. on Thursday, February 4, 2010. Analysts, stockholders and other interested parties may access the teleconference live
by calling    1-866-710-0179 (security code 64272) within the
United States. International callers may dial 1-334-323-7225 (security code 64272). Computer audio is available via the Internet through the Conference America, Inc. website at http://209.208.69.70 /Conference_America or via the Company's website at http://www.patriottrans.com If using the Company's website, click on the Investor Relations tab, then select Patriot Transportation Holding, Inc. Conference Stream, next select the appropriate link for the current conference. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 877-919-4059, international callers dial 334-323-7226. The passcode of the audio replay is 78245370.
Replay options: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.


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